UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2005

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 6, 2005, the Compensation Committee of the Board of Directors of Openwave Systems Inc. (the “Company”) amended the Openwave Systems Inc. Executive Severance Benefit Policy (the “Policy”) to expand the definition of eligible employees (“Eligible Executives”) under the policy. Eligible Executives under the Policy now include the Chief Executive Officer of the Company and those officers of the Company on the U.S. payroll at the level of Vice President and above (as determined under the Human Resources Information System database) who are not eligible to participate in the Company’s 2005 Incentive Compensation Plan (including any plans governed by the terms of the 2005 Incentive Compensation Plan and any successor plans thereto) and whose employment with the Company while in such a position terminates as a result of an involuntary termination. Severance benefits under the Policy include six months base salary and payments for up to six months of medical benefits and outplacement services. The Policy is subordinated to any severance benefit arrangement, change of control severance agreement or employment agreement that provides for severance benefits in existence between the eligible employee and the Company.

The Compensation Committee added a provision to address the possible treatment of payments under the Policy as deferred compensation subject to new tax legislation which took effect in 2005. The provision is intended to delay payments under the Policy to the extent necessary to avoid adverse tax consequences to an Eligible Executive under the new tax law.

The Compensation Committee reduced the period of non-competition required for eligibility for continuing benefits under the Policy from twelve (12) months following the date of an involuntary termination to six (6) months following such a date to correspond with the previous reduction in the period during which benefits would be paid from twelve (12) months to six (6) months.

The Policy, as amended, is effective as of October 6, 2005 and is filed as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Openwave Systems Inc. Executive Severance Benefit Policy, as amended effective October 6, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ DOUGLAS SOLOMON
Name:	Douglas Solomon
Title:	Vice President and Assistant Secretary

Date: October 12, 2005

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